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                                                                    EXHIBIT 10.5



                                INMET CORPORATION
                      NET WORTH APPRECIATION REWARD PROGRAM


Inmet Corporation (Inmet) has developed this Net Worth Appreciation Reward Program (the Program) to reward management participants for the long term growth of Inmet's Net Worth. The Company previously developed a Stock Appreciation Rights (SAR) Program. This Program replaces the SAR Program. All rights under the previous program transfer to this Program.

This Program allows management shareholders to share in the growth of Inmet's Net Worth (as determined using generally accepted accounting principles as evidenced in Inmet's audited financial statements) over the first five and one half years of Inmet's existence. This Program terminates December 31, 1999, at which time all benefits for management shareholders participating since at least January 1, 1997 will vest. Management shareholders who were employed subsequent to January 1, 1997 will vest on the last day of the year following three years employment.

Management shareholders are defined as Inmet employees who have owned stock in Microwave Components Enterprises, Inc. any time during the period beginning June 30, 1994 and ending December 31, 1999. The amount accrued annually to an individual management shareholder will equal the percentage of his or her annual W-2 compensation to the total annual W-2 compensation of all management shareholders for each of the years 1995 through 1999, applied to the total amount accrued each year under this Net Worth Appreciation Reward Program.

Annually, Inmet will accrue the reward under this Program provided that the "Net Worth Appreciation Objective" (the Objective) is met. The Objective represents the Net Worth of Inmet before the calculation of this accrual, as determined using generally accepted accounting principles and evidenced by the annual independent audit. The annual objectives are as follows:

         1996                       $2,552,000
         1997                       $3,454,000
         1998                       $4,631,000
         1999                       $6,000,000

The amount accrued under this Program for 1996 will be 10% of Inmet's net income (as defined in this paragraph) since inception (June 30, 1994), provided the Objective for 1996 is met. The amount accrued for each of the years 1997 through 1999 under this Program will be 10% of Inmet's applicable annual net income, as defined in this paragraph, again provided that the Objective for the applicable year is met. Should Inmet fail to meet the Objective for one or more years and subsequently achieve a subsequent year's Objective, the net income or loss for the years when the Objective was not achieved will be added to or subtracted from the current year net income when calculating the current year accrual. Net income as used in this paragraph is defined as income after all expenses (including the management bonus accrual which is based on free cash flow) other than this Program's accrual, less an accrual for federal and state income taxes calculated on such income, all as determined by generally accepted accounting principles and evidenced by the annual independent audit.

Payment of the sum of accrued benefits to management shareholders employed by Inmet on or prior to January 1, 1997 will occur no earlier than January 1, 2000 nor no later than March 31, 2000, or, at the option of either the management shareholder or Inmet, quarterly over three years beginning March 31, 2000. Payment of the sum of accrued benefits to management shareholders employed by Inmet subsequent to January 1, 1997 will be no earlier than the first day of the year following three years employment, but no later than March 31 of the same year or, at the option of either the management shareholder or Inmet, quarterly over three years beginning March 31 of such year. The management shareholder must be employed on the date payments begin in order to receive any benefits under this Program. Any benefits not paid in one lump sum will bear interest at the prime rate, as it exists from time to time, from January 1 of the year vesting occurs until the date of payment.

This Program can be modified by the Microwave Components Enterprises, Inc. Board of Directors, when the Board, in its sole discretion, deems it necessary or in the event of acquisitions, the payment of dividends, or other net worth adjustments.